Exhibit 99.1

FOR IMMEDIATE RELEASE
Contacts:
Timothy A. Bonang, Vice President of Investor Relations, or
Katie Strohacker, Senior Manager of Investor Relations
(617) 796-8251
www.tatravelcenters.com

TravelCenters of America Announces Death of Director Patrick F. Donelan

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Westlake, OH (January 2, 2014).  TravelCenters of America LLC (NYSE: TA) today announced the death of its Director, Patrick F. Donelan.  Mr. Donelan died on December 31, 2013 at his home in Surrey, England.

Mr. Donelan served as an Independent Director of TA and as Chair of the TA Nominating and Governance Committee of the TA Board, since TA became a publicly owned company in January 2007.  Mr. Donelan was a well-known banker who had previously served as Chairman of Kleinwort Benson (North America), Inc., the U.S. based subsidiary of Kleinwort Benson Ltd., a United Kingdom based bank.  After Kleinwort Benson was acquired by Germany’s Dresdner Bank in 1995, Mr. Donelan remained with Dresdner Bank as Managing Director at Dresdner Kleinwort Wasserstein, a United Kingdom based bank subsidiary of Dresdner Bank, until he retired from banking in 2001.  Thereafter, Mr. Donelan served as an executive or a board member of public and private businesses based in both the United States and England.

The TA Board expressed its deep sadness and sympathy to Mr. Donelan’s family, as well as its sincere gratitude for his almost seven years of valuable advice and counsel to TA.

TravelCenters of America is a Fortune 500 Company with shares listed on the New York Stock Exchange.  TA operates and franchises a network of travel centers along the U.S. Interstate Highway system under the brand names “TravelCenters of America,” “TA”, “Petro Stopping Centers” and “Petro”.  TA’s highway locations offer diesel and gasoline fuel as well as food and truck repair services.  TA also operates convenience stores in Kentucky and Tennessee under the brand name “Minit Mart”.  TA’s business includes locations in 42 U.S. states and Ontario, Canada.

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